Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Record FY21 Second Quarter Operating Results

Sales Grow 29% and Gross Profit Increases 79%; E-Commerce Business Doubles in Q2

Outdoor Products Delivers 35% Organic Growth

Free Cash Flow Totals $190 Million; Leverage Ratio improved to 1.4x

Anoka, MN, November 5, 2020 — Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, today reported operating results for the second quarter of its Fiscal Year 2021 (FY21), which ended on September 27, 2020.

"We delivered outstanding results in the second quarter," said Vista Outdoor Chief Executive Officer, Chris Metz. “Our focus on the great outdoors, together with the strength of our business model, product offerings and execution drove positive results across the company. The difficult work we’ve done over the past three years to improve profitability and efficiency and expand our e-commerce capabilities turned our increased revenue into higher margins and a dramatically improved level of free cash flow. With our leverage ratio down to 1.4x in the quarter we could again look to acquisitions as a further lever of growth. Last month we completed an acquisition of the iconic Remington brand. We are thrilled with this highly synergistic acquisition, which adds Remington’s Arkansas ammunition manufacturing facility and ownership of the legendary Remington brand in ammunition and accessories categories to our world-class portfolio."

"My sincere thanks and appreciation go out to our entire team of outstanding employees for their hard work and resilience. None of these results could have been possible without their extraordinary efforts to serve our customers with dedication and passion in the midst of the challenges presented by the COVID-19 pandemic," Metz added.

For the second quarter ended September 27, 2020:

•Sales increased 29 percent to $575 million, compared with the prior-year quarter.

•Gross profit rose 79 percent to $162 million, compared with the prior-year quarter. Gross profit margin improved by 786 bps compared with the prior-year quarter.

•Operating expenses were 15 percent of sales, and improved by 483 bps when compared with the prior-year quarter. Adjusted operating expenses were 15 percent of sales, and improved by 356 bps when compared with the prior-year quarter.

•Earnings before interest and taxes (EBIT) increased to $75 million, from $1 million in the prior year quarter. Adjusted EBIT increased to $78 million, from $10 million in the prior year quarter.

•Interest expense decreased 54 percent to $6 million, compared with the prior-year quarter. Adjusted interest expense decreased 37 percent.

•Fully Diluted Earnings per Share (EPS) was $1.34, compared with $(0.21) in the prior-year quarter. Adjusted EPS was $1.10, compared with $0.00 in the prior-year quarter.

•Cash flow provided by operating activities was positive $198 million, compared with a use of cash of $(8) million in the prior-year period. Free cash flow generation was positive $190 million, compared with a use of cash of $(23) million in the prior-year.

For the second quarter ended September 27, 2020 Operating Segment Results:

Shooting Sports

•Sales increased 26 percent to $380 million, compared with the prior-year quarter, driven by continued strong consumer demand as a result of the resurgence in outdoor recreation activities and demand for personal protection.

•Gross profit increased 110 percent to $105 million, compared with prior-year quarter. Margin acceleration is due to the result of improvements resulting from cost savings initiatives, mix, price and favorable commodity costs.

•EBIT increased 340 percent to $70 million, compared with the prior-year quarter. EBIT Margin improved by 1320 bps to 18.5 percent from 5.3 percent in the prior year quarter.

Outdoor Products

•Sales increased 35 percent to $195 million, compared with the prior-year quarter, driven by strong consumer demand as a result of the resurgence in outdoor recreation activities and increases in sales in our e-commerce channels across all brands. Strong demand was somewhat offset by continued COVID-19 supply chain disruptions primarily related to our Hydration business unit.
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•Gross profit increased 39 percent to $57 million, compared with the prior-year quarter, due to improvements in mix and increases in the e-commerce channel across all brands. Gross profit margin was 29 percent, up 83 bps from the prior-year quarter.

•EBIT increased 156 percent to $26 million, compared with the prior-year quarter. EBIT Margin improved by over 600 bps to 13.5 percent from 7.1 percent in the prior year quarter.

Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, EBIT, tax rate, earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2021 Third Quarter

“Our focus on e-commerce was well timed and well executed as this channel grew more than 100% during the quarter,” said Sudhanshu Priyadarshi, Vista Outdoor Chief Financial Officer. “E-commerce at 22% of YTD sales contributed to the healthy upswing on the EBIT margin to 13.5% as well as superior growth in YTD free cash flow to $190 million. With the balance sheet now in excellent shape, we can move to deploying our capital to further fund our future growth including innovation and select tuck-in acquisitions, like Remington.”

Based on results to date, the current market environment and typical seasonality, Vista Outdoor's outlook for third quarter Fiscal Year 2021, which includes Remington, is as follows:

•Sales in a range of $510 million to $530 million
•Earnings per Share in a range of $0.55 to $0.65

FY21 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its second quarter FY21 financial results on November 5, 2020, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 9385862.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted gross profit, adjusted operating expenses, adjusted other income (expense), adjusted earnings before interest and tax (EBIT), adjusted interest expense, adjusted taxes, adjusted tax rate, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, other income (expense), EBIT, interest expense, taxes, tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for transaction costs, tax valuation allowance, contingent consideration, restructuring and asset impairment costs, debt issuance costs, and loss on divestiture. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, other income (expense), EBIT, interest expense, taxes, tax rate, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended September 27, 2020
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$161,890	$86,634	$—	$75,256	$(5,715)	$10,104	$79,645	$1.34
Transaction costs	—	(2,356)	—	2,356	—	(565)	1,791	0.03
Release of tax valuation allowance	—	—	—	—	—	(16,063)	(16,063)	(0.27)
As adjusted	$161,890	$84,278	$—	$77,612	$(5,715)	$(6,524)	$65,373	$1.10

Three months ended September 29, 2019
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$90,264	$88,524	$(433)	$1,307	$(12,314)	$(891)	$(11,898)	$(0.21)
Contingent consideration	—	(843)	—	843	—	(202)	641	0.01
Transaction costs	—	(82)	—	82	—	(20)	62	—
Restructuring and asset impairment costs	723	(6,569)	—	7,292	—	(1,750)	5,542	0.10
Debt issuance costs	—	—	—	—	3,316	(796)	2,520	0.04
Loss on divestiture (Firearms)	—	—	433	433	—	—	433	0.01
Increase in tax valuation allowance	—	—	—	—	—	2,637	2,637	0.05
As adjusted	$90,987	$81,030	$—	$9,957	$(8,998)	$(1,022)	$(63)	$—

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended September 27, 2020 and September 29, 2019. EPS amounts may not foot due to rounding.

For the quarter ended September 27, 2020:

During the quarter ended September 29, 2020, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 27, 2020, we reduced the tax valuation allowance by $16.1 million to recognize the utilization of available tax assets to offset otherwise payable taxes. The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. The company began FY21 with $38 million of tax-effected operating loss, credits and interest deduction carry forwards and has utilized over $18 million to obtain tax refunds under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). The remaining $20 million can be used to reduce cash taxes as qualifying taxable income is generated over the remainder of FY21 and into the future. Given the infrequent and unique nature of this tax situation, we do not believe the $16.1 million reduction in tax expense is indicative of operations of the company.

As noted above, our reported tax benefit (expense) of $10,104 results in a tax rate of (14.5)% and our adjusted tax benefit (expense) of $(6,524) results in an adjusted tax rate of 9.1%.

For the quarter ended September 29, 2019:

During the quarter ended September 29, 2019, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid during the third quarter of this fiscal year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, we incurred restructuring and asset impairment costs related to impairment on leased properties, impairment of internally developed software and operational realignments costs which were incurred to generate longer-term benefits. We do not consider these items indicative of earnings from ongoing business activities. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, in connection with the repayment of the Term Loan and a portion of the Junior Term Loan, unamortized debt issuance costs were written off and repayment premium fees were paid. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 29, 2019, we completed the sale of our Firearms business for total a purchase price of $170 million. As a result, we recorded a pretax loss of $0.4 million which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended September 29, 2019, we recorded a tax valuation allowance of $2.6 million. Due to previous impairments, the Company continues to be in a three-year cumulative loss position resulting in a tax valuation allowance on its deferred tax assets. Given the infrequent and unique nature of this tax valuation allowance, we do not believe the $2.6 million tax expense related to the tax valuation allowance of the deferred tax assets is indicative of operations of the company.

As noted above, our reported tax benefit (expense) of $(891) results in a tax rate of (8.1)% and our adjusted tax benefit (expense) of $(1,022) results in an adjusted tax rate of 106.6%.

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding transaction costs, debt issuance costs, and restructuring and asset impairment costs, which have been adjusted for applicable tax amounts. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended September 27, 2020	Six months ended September 27, 2020	Six months ended September 29, 2019
Cash provided by (used for) operating activities	$120,462	$197,825	$(8,238)
Capital Expenditures	(5,193)	(9,665)	(17,720)
Transaction costs	1,791	1,791	367
Debt issuance costs	—	—	(396)
Restructuring and asset impairment costs	—	—	2,488
Free cash flow	$117,060	$189,951	$(23,499)

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended		Six months ended
(Amounts in thousands except per share data)	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Sales, net	$575,179	$445,016	$1,054,319	$904,790
Cost of sales	413,289	354,752	767,061	719,448
Gross profit	161,890	90,264	287,258	185,342
Operating expenses:
Research and development	5,362	5,553	10,372	12,047
Selling, general, and administrative	81,272	82,971	153,587	166,880
Impairment of held-for-sale assets	—	—	—	9,429
Earnings (loss) before interest, income taxes, and other	75,256	1,740	123,299	(3,014)
Other expense, net	—	(433)	—	(433)
Earnings (loss) before interest and income taxes	75,256	1,307	123,299	(3,447)
Interest expense, net	(5,715)	(12,314)	(12,133)	(23,438)
Earnings (loss) before income taxes	69,541	(11,007)	111,166	(26,885)
Income tax provision (benefit)	(10,104)	891	(8,955)	1,628
Net income (loss)	$79,645	$(11,898)	$120,121	$(28,513)
Earnings (loss) per common share:
Basic	$1.37	$(0.21)	$2.07	$(0.49)
Diluted	$1.34	$(0.21)	$2.03	$(0.49)
Weighted-average number of common shares outstanding:
Basic	58,193	57,768	58,124	57,746
Diluted	59,314	57,768	59,066	57,746

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 27, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$40,746	$31,375
Restricted cash and cash equivalents	12,210	—
Net receivables	336,592	313,517
Net inventories	338,380	331,293
Income tax receivable	29,373	7,626
Other current assets	27,484	25,200
Total current assets	784,785	709,011
Net property, plant, and equipment	170,874	184,733
Operating lease assets	65,208	69,024
Goodwill	83,167	83,167
Net intangible assets	296,426	306,100
Deferred charges and other non-current assets, net	30,861	39,254
Total assets	$1,431,321	$1,391,289
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$125,351	$89,996
Accrued compensation	43,220	38,806
Federal excise, use, and other taxes	22,378	19,702
Other current liabilities	128,090	98,197
Total current liabilities	319,039	246,701
Long-term debt	345,305	511,806
Deferred income tax liabilities	14,520	12,810
Long-term operating lease liabilities	69,852	73,738
Accrued pension and postemployment benefits	51,704	60,225
Other long-term liabilities	56,264	43,504
Total liabilities	856,684	948,784

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 58,256,243 shares as of September 27, 2020 and 58,038,822 shares as of March 31, 2020	583	580
Additional paid-in capital	1,742,645	1,744,096
Accumulated deficit	(839,927)	(960,048)
Accumulated other comprehensive loss	(97,030)	(100,994)
Common stock in treasury, at cost — 5,708,196 shares held as of September 27, 2020 and 5,925,617 shares held as of March 31, 2020	(231,634)	(241,129)
Total stockholders' equity	574,637	442,505
Total liabilities and stockholders' equity	$1,431,321	$1,391,289

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 27, 2020	September 29, 2019
Operating Activities:
Net income (loss)	$120,121	$(28,513)
Adjustments to net income (loss) to arrive at cash provided by (used for) operating activities:
Depreciation	22,268	26,250
Amortization of intangible assets	9,899	9,782
Impairment of held-for-sale assets	—	9,429
Amortization of deferred financing costs	755	3,890
Deferred income taxes	1,667	(200)
Loss (gain) on disposal of property, plant, and equipment	278	(57)
Loss on divestitures	—	431
Share-based compensation	7,466	3,574
Changes in assets and liabilities:
Net receivables	(22,884)	(5,089)
Net inventories	2,388	(37,468)
Accounts payable	35,996	9,382
Accrued compensation	4,416	(2,290)
Accrued income taxes	(16,980)	1,723
Federal excise, use, and other taxes	2,661	(350)
Pension and other postretirement benefits	(6,740)	(1,435)
Other assets and liabilities	36,514	2,703
Cash provided by (used for) operating activities	197,825	(8,238)
Investing Activities:
Capital expenditures	(9,665)	(17,720)
Proceeds from sale of our Firearms Business	—	156,567
Proceeds from the disposition of property, plant, and equipment	25	260
Cash (used for) provided by investing activities	(9,640)	139,107
Financing Activities:
Borrowings on lines of credit	43,076	192,232
Payments on lines of credit	(210,332)	(197,234)
Payments made on long-term debt	—	(124,509)
Payments made for debt issuance costs	—	(103)
Proceeds from exercise of stock options	805	—
Payment of employee taxes related to vested stock awards	(239)	(307)
Cash used for financing activities	(166,690)	(129,921)
Effect of foreign exchange rate fluctuations on cash and restricted cash	86	(72)
Increase in cash, restricted cash, and cash equivalents	21,581	876
Cash, cash equivalents and restricted cash at beginning of period	31,375	21,935
Cash, cash equivalents and restricted cash at end of period	$52,956	$22,811